Exhibit (g)(1)

CARLYLE ALPINVEST PRIVATE MARKETS FUND

FORM OF

INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (the “Management Agreement”), dated as of [_____________], 2022, is between AlpInvest Private Equity Investment Management, LLC, a Delaware limited liability company (the “Manager”), and Carlyle AlpInvest Private Markets Fund, a Delaware statutory trust (the “Fund”), and any wholly-owned and controlled subsidiary of the Fund from time to time (each, a “Subsidiary”).

WHEREAS, the Fund is a closed-end management investment company registered as such with the Securities and Exchange Commission (the “Commission”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and each Subsidiary is a wholly-owned and controlled subsidiary of the Fund;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund and each Subsidiary desire to appoint the Manager as their investment manager and the Manager is willing to act in such capacity upon the terms herein set forth;

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1. General.

The Fund and each Subsidiary hereby employ the Manager and the Manager hereby undertakes to act as the investment manager of the Fund and each Subsidiary, to provide investment advice and to perform for the Fund and each Subsidiary such other duties and functions as are hereinafter set forth, in each case in accordance with:

(a) the provisions of the 1940 Act, the Advisers Act and the Internal Revenue Code of 1986, as amended, and in each case any rules or regulations thereunder;

(b) any other applicable provisions of state or federal law;

(c) the provisions of the governing documents of the Fund, as amended from time to time;

(d) policies and determinations of the Board of Trustees of the Fund (the “Board of Trustees,” and each member, a “Trustee”);

(e) the fundamental and non-fundamental policies and investment restrictions of the Fund, as reflected in the Fund’s registration statement or as such policies may, from time to time, be amended by the Board of Trustees, or where necessary, by the Fund’s shareholders; and/or

(f) the Prospectus and Statement of Additional Information of the Fund in effect from time to time.

Except to the extent the Fund and the Manager otherwise agree, references herein to the Fund include references to a Subsidiary in respect of the rights and obligations and all other terms set forth in this Management Agreement, as and to the extent applicable. The appropriate officers and employees of the Manager shall be available upon reasonable notice for consultation with any of the Trustees and officers of the Fund and the Fund with respect to any matter dealing with the business and affairs of the Fund.

2. Authority and Duties of the Manager.

(a) The Manager agrees to furnish continuously an investment program for the Fund. In this regard, the Manager will (i) manage the investment and reinvestment of the Fund’s assets in compliance with the Fund’s investment program and policies as set forth in the Fund’s registration statement; (ii) provide research and analysis relative to the investment program and objectives of the Fund; (iii) determine (subject to the overall supervision and review of the Board of Trustees) what investments will be purchased, held, sold, or exchanged by the Fund and what portion, if any, of the assets of the Fund will be held in cash or cash equivalents; and (iv) continuously review, supervise, and administer the investment program of the Fund.

The Fund constitutes and appoints the Manager as the Fund’s true and lawful representative and attorney-in-fact, with full power of delegation (to any one or more permitted sub-advisers), in the Fund’s name, place and stead, to make, execute, sign, acknowledge, and deliver all subscription and other agreements, contracts, and undertakings on behalf of the Fund as the Manager may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling, and redeeming its assets and placing orders for such purchases and sales.

The Fund may delegate to the Manager, subject to revocation at the discretion of its Board of Trustees, the responsibility for voting proxies, shareholder/member/partner votes and consents for entities that do not involve proxies, in each case, relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Manager.

(b) Subject to the prior approval of a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Fund and, to the extent required by the 1940 Act and the rules and regulations thereunder (subject to any applicable guidance or interpretation of the Commission or its staff and any applicable exemptive orders), by the investors of the Fund, the Manager may, from time to time, delegate to a sub-adviser any of the Manager’s duties under this Management Agreement, including the management of all or a portion of the assets being managed. In all instances, however, the Manager will oversee the provision of delegated services, the Manager will bear the separate costs of employing any sub-adviser, and no such delegation will relieve the Manager of any of its obligations under this Management Agreement. For the avoidance of doubt, the direction by the Manager to another investment adviser or broker or dealer (hereinafter, “broker-dealer”) to dispose of securities or other property on terms or within a timeframe determined by the Manager shall not be considered a delegation of the Manager’s duties hereunder.

The Manager’s obligations to a Fund in respect of the performance by any sub-adviser of its obligations in respect of the Fund shall be only those obligations set out in this Section 2(b) and the applicable sub-advisory agreement. Without limiting the generality of the foregoing, the Manager shall have no liability to the Fund or any of its shareholders or to any other person for the failure or refusal of any sub-adviser to perform its obligations in respect of the Fund, including without limitation any mistake or error of judgment on the part of the sub-adviser or any employee or agent of the sub-adviser or any failure by the sub-adviser to comply with applicable law, the applicable sub-advisory agreement, any investment objective or policies of the Fund, or any instructions from the Board of Trustees or the Manager.

(c) In addition, the Manager shall provide advice and recommendations to the Board of Trustees, and perform such review and oversight functions as the Board of Trustees may reasonably request, as to the continuing appropriateness of the investment objective, strategies, and policies of the Fund, valuations of portfolio securities, and other matters relating generally to the investment program of the Fund. If requested by the Board of Trustees, the Manager shall serve as the Fund’s “valuation designee” under Rule 2a-5 under the 1940 Act.

(d) The Manager shall, at its own expense, provide employees of the Manager to serve as officers of the Fund as the Board of Trustees may request. The Manager and the Board of Trustees may from time to time agree that the expense of certain officers of the Fund who may also be employees of the Manager, including without limitation the Chief Compliance Officer of the Fund and any Assistant Chief Compliance Officers, will be borne in part by the Fund and in part by the Manager or entirely by the Fund.

3. Duties of the Fund.

The Fund shall provide the Manager with the following information about the Fund:

(a) cash flow estimates on request;

(b) notice of the Fund’s “investable funds” by 9:00 a.m. each business day; and

(c) as they are modified, from time to time, current versions of the documents and policies referred to in Section 1 hereof.

4. Compensation of the Manager.

(a) Investment Management Fee. The Fund agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee (the “Management Fee”) paid monthly, in arrears, equal to 1.25% on an annualized basis of the Fund’s net asset value (including, for the avoidance of doubt, assets held in a Subsidiary) as of the last day of the month). “Net asset value” means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund; provided that, for purposes of determining the Management Fee payable to the Manager for any month, the net asset value is calculated after any subscriptions but prior to any repurchases occurring in that month and prior to any reduction for any fees and expenses of the Fund for that month, including, without limitation, the Management Fee and the Incentive Fee (as defined below) (if applicable) payable to the Manager for that month.

(b) Incentive Fee. At the end of each calendar quarter of the Fund (and at certain other times), the Manager (or, to the extent permitted by applicable law, an affiliate of the Manager) will be entitled to receive an Incentive Fee equal to 10% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined below) (the “Incentive Fee”). For the purposes of the Incentive Fee and Loss Recovery Account (as defined below), the term “net profits” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the end of such quarter, (B) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (C) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the Fund’s dividend reinvestment plan (“DRP”) exceeds (ii) the sum of (X) the net asset value of the Fund as of the beginning of such quarter and (Y) the aggregate issue price of shares of the Fund issued during such quarter (excluding any shares of such class issued in connection with the reinvestment through the DRP of dividends paid, or other distributions made, by the Fund through the DRP).

(i) The Fund will maintain a memorandum account (the “Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each calendar quarter of the Fund by the amount of the net losses of the Fund for the quarter, before giving effect to any repurchases or distributions for such quarter, and (ii) decreased (but not below zero) upon the close of each calendar quarter by the amount of the net profits of the Fund for the quarter. For purposes of the Loss Recovery Account, the term “net losses” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the beginning of such quarter and (B) the aggregate issue price of shares of the Fund issued during such quarter (excluding any shares of such class issued in connection with the reinvestment of dividends paid, or other distributions made, by the Fund through the DRP) exceeds (ii) the sum of (X) the net asset value of the Fund as of the end of such quarter, (Y) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (Z) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the DRP. For purposes of the “net losses” calculation, the net asset value shall include unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses). Incentive Fees are accrued monthly and paid quarterly. For purposes of calculating Incentive Fees, such accruals are not deducted from net asset value.

(c) The Manager and the Fund may agree that a Subsidiary be managed pursuant to a separate agreement, in which case the assets of such Subsidiary will not be considered for purposes of this Section 4 except as the Fund and the Manager otherwise agree.

5. Expenses.

(a) Other than as specifically indicated in this Management Agreement, the Manager shall not be required to pay any expenses of the Fund. The Manager shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). The Fund is not responsible for the overhead expenses of the Manager. The Manager may from time to time agree not to impose all or a portion of its Management Fee and/or Incentive Fee otherwise payable under this Management Agreement and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager. Unless otherwise agreed, any Management Fee and/or Incentive Fee reduction or undertaking may be discontinued or modified by the Manager at any time.

(b) The Fund will bear (and nothing in this Management Agreement shall require the Manager to bear, or to reimburse the Fund for) all expenses and costs listed on Schedule A. Nothing in Schedule A or this paragraph 5(b) shall limit the generality of the first sentence of paragraph 5(a) of this Management Agreement.

6. Portfolio Transactions and Brokerage.

(a) The Manager is authorized, in arranging the purchase and sale of the Fund’s portfolio securities, to employ or deal with such members of securities exchanges, advisers or broker-dealers, including broker-dealers that are affiliated persons of the Fund or the Manager, as that term is defined in the 1940 Act, as may, in its best judgment, implement the policy of the Fund to obtain the best execution of the Fund’s portfolio transactions.

(b) The Manager may effect the purchase and sale of securities in private transactions on such terms and conditions as are customary in such transactions, may use a broker-dealer to effect said transactions, and may enter into a contract in which the broker-dealer acts either as principal or as agent.

(c) The Manager shall select broker-dealers to effect the Fund’s portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Manager on the basis of all relevant factors and considerations including, insofar as feasible, the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Fund’s portfolio transactions by participating therein for its own account; the importance to the Fund of speed, efficiency, or confidentiality; the broker-dealer’s apparent familiarity with sources from or to whom particular securities might be purchased or sold; receipt of brokerage and research services available from or through the broker-dealer in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Fund. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Management Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Fund and to other clients of the Manager as to which the Manager exercises investment discretion.

(d) The Fund hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

(e) On occasions when the Manager deems the purchase or sale of a security or other investment to be in the best interest of the Portfolio as well as other clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other investments to be sold or purchased in order to seek best execution. In such event, the Manager will make allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Manager considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

7. Duration.

Unless terminated earlier pursuant to Section 8 hereof, this Management Agreement shall remain in effect until two years from the date first above written. Thereafter it shall continue in effect from year to year, so long as such continuance shall be approved at least annually by the Fund’s Board of Trustees or by the holders of a majority of the outstanding voting securities of the Fund, and in either case by a majority of the Trustees of the Fund who are not parties to this Management Agreement or interested persons of any such party cast in person (to the extent required by applicable law) at a meeting called for the purpose of voting on such approval.

8. Termination and Amendment.

This Management Agreement shall terminate automatically upon its assignment; it may also be terminated without penalty: (i) at any time for cause or by agreement of the parties or (ii) by either party upon sixty days’ written notice to the other party. This Management Agreement also may be terminated at any time, without penalty, by the vote of the holders of a majority of the outstanding voting securities of the Fund.

This Management Agreement may be amended at any time by mutual consent of the parties, provided that, with respect to material amendments, such consent on the part of the Fund shall have been approved by the vote of the majority of the Trustees of the Fund who are not parties to this Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and by the holders of a majority of the outstanding voting securities of the Fund, if such approval is required by the 1940 Act or the rules and regulations thereunder.

9. Standard of Care; Limitation of Liability; Reliance; etc.

(a) Standard of Care. Notwithstanding any other provisions of this Management Agreement, in the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager, including its officers, directors, and partners, shall not be subject to any liability to the Fund, or to any shareholder, officer, director, partner, or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder. Any person, even though also serving as a manager, director, officer, employee, or agent of the Manager or any affiliate of the Manager, who may be or become a trustee, officer, or employee of the Fund shall be deemed, when acting within the scope of his or her office with the Fund, to be acting solely for the Fund and not as a manager, director, officer, employee, or agent of the Manager or any affiliate of the Manager.

(b) Legal Advice. On issues that are legal in nature, the Manager will be entitled to receive and act upon the advice of legal counsel of its own selection, which can be counsel for the Fund, and will be without liability for any action taken or thing done or omitted to be done in accordance with this Management Agreement in good faith conformity with such advice.

(c) Good Faith Reliance. The Manager will be protected and not be liable, and will be indemnified and held harmless, for any action reasonably taken or omitted to be taken by it in its capacity as investment adviser in reasonable reliance upon any document, certificate, or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons.

(d) Indemnification.

(i) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Fund or to any shareholder of the Fund or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder. The Fund shall, to the fullest extent permitted by law, indemnify and save harmless the Manager, its affiliates and any of their respective partners, members, directors, officers, employees and shareholders (collectively, the “Indemnitees”) from and against any and all claims, liabilities, damages, losses, costs and expenses, that are incurred by any Indemnitee and that arise out of or in connection with the performance or non-performance of or by the Indemnitee of any of the Manager’s responsibilities hereunder, provided that an Indemnitee shall be entitled to indemnification hereunder only if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Fund; provided, however, that no Indemnitee shall be indemnified against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the Indemnitee’s duties under this Management Agreement.

(ii) Expenses, including reasonable counsel fees incurred by the Indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of a proceeding upon receipt by the Fund of an undertaking by or on behalf of the Indemnitee to repay amounts so paid by the Fund if it is ultimately determined that indemnification of such expenses is not authorized under this Management Agreement.

(e) Damages. Notwithstanding anything in this Management Agreement to the contrary, in no event shall the Manager or the Fund be liable to the other, or to any third party, for special, punitive or consequential damages arising, directly or indirectly from this Management Agreement, even if said party has been advised by the other party of the possibility of such damages.

(f) Force Majeure. In the event either party is unable to perform its obligations under the terms of this Management Agreement, despite having taken commercially reasonable precautions, because of acts of God, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, war, acts of terrorism or other conflicts, government acts, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. The Manager and the Fund shall notify each other as soon as reasonably possible following the occurrence of an event described in this Sub-Section.

10. Disclaimer of Shareholder Liability.

This Management Agreement is executed on behalf of the Trustees of the Fund as Trustees and not individually and the obligations of this Management Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

11. Notice.

Any notice under this Management Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, or sent by facsimile or electronically, to the other party at the addresses below or such other address as such other party may designate for the receipt of such notice.

If to the Manager:	AlpInvest Private Equity Investment Management, LLC One Vanderbilt Avenue, Suite 3400 New York, NY 10017 212-332-6240 cameron.fairall@alpinvest.com Attention: Cameron Fairall Chief Compliance Officer

If to the Fund:	AlpInvest Private Equity Investment Management, LLC One Vanderbilt Avenue, Suite 3400 New York, NY 10017 212-332-6240 cameron.fairall@alpinvest.com Attention: Cameron Fairall Chief Compliance Officer

12. Use of Name by the Fund.

The Fund recognizes the ownership and control of the names “Carlyle” and “AlpInvest” by the Manager’s affiliate, The Carlyle Group Inc. (“Carlyle”), and agrees that its right to use such names is non-exclusive and can be terminated by Carlyle at any time. The right of the Fund to use of such names will automatically be terminated if at any time none of the Manager or any subsidiary or affiliate of the Manager is investment manager for the Fund, and the Fund agrees to cease the use of such names at and after such time.

13. Other Activities and Investments.

(a) The Manager and its officers and employees shall devote so much of their time to the affairs of the Fund as in the judgment of the Manager the conduct of its business shall reasonably require, and none of the Manager or its affiliates shall be obligated to do or perform any act or thing in connection with the business of the Fund not expressly set forth herein.

(b) The services of the Manager to the Fund are not to be deemed exclusive, and the Manager and its affiliates are free to render investment management or similar services to others. To the extent that affiliates of, or other accounts managed by, the Manager invest in types of investments that limit the amount of assets and the number of accounts that they will manage or where capacity or access to such investment opportunity is otherwise constrained, the Manager may be required to choose between the Fund and other accounts or affiliated entities in making allocation decisions. The Manager will make allocation decisions in a manner it believes to be fair and equitable to each account under the circumstances. It is recognized that in some cases this may adversely affect the price paid or received by the Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Agreement shall be deemed to preclude the Manager or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any co-investments in portfolio companies for the account of any such other business, for their own accounts, for any of their family members or for other clients.

(c) It is understood that any of the investors, Trustees, officers, and employees of the Fund may be an investor, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Fund. It is also understood that the Manager and any person controlled by or under common control with the Manager may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

14. Independent Contractor.

For all purposes of this Management Agreement, the Manager shall be an independent contractor and not an employee or dependent agent of the Fund; nor shall anything herein be construed as making the Fund a partner or co-venturer with the Manager or any of its affiliates or clients. Except as provided in this Management Agreement, the Manager shall have no authority to bind, obligate, or represent the Fund.

15. Governing Law.

This Management Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware that are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder and without giving effect to principles of conflicts of laws and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16. Survival.

The provisions of this Management Agreement shall survive the termination or other expiration of this Management Agreement with respect to any matter arising while this Management Agreement was in effect.

17. Entire Agreement.

This Management Agreement constitutes the entire agreement among the parties hereto with respect to the matters referred to herein, and no other agreement, oral or otherwise, shall be binding on the parties hereto.

18. Defined Terms.

For the purposes of this Management Agreement, the terms “affiliated person,” “interested person,” “assignment,” and “majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act, subject, however, to such rules, exemptions, and interpretations as may be adopted, granted, or published by the Commission from time to time.

19. Captions.

The captions in this Management Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

20. Severability.

If any one or more provisions in this Management Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Management Agreement, but this Management Agreement shall be construed so as to effectuate the intent of the parties hereto as nearly as possible without giving effect to such invalid, illegal or unenforceable provision as if such provision had never been contained herein.

21. Counterparts.

This Management Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement on the day and year first above written.

ALPINVEST PRIVATE EQUITY INVESTMENT MANAGEMENT, LLC

By:
Name: Title:

CARLYLE ALPINVEST PRIVATE MARKETS FUND

By:
Name: Title:

CARLYLE ALPINVEST PRIVATE MARKETS FUND, on behalf of each Subsidiary

By:
Name: Title:

Schedule A

The Fund will bear all expenses and costs incurred in the conduct of the Fund’s business, including, without limitation the following:

(a)

all out-of-pocket expenses incurred in connection with the conduct of the Fund’s investment program, including, but not limited to: (i) any fees and expenses related to developing, evaluating, negotiating, structuring, obtaining regulatory approvals for, purchasing, trading, settling, monitoring, holding and disposing of Fund investments (including potential investments that are not ultimately made), (ii) due diligence costs and expenses (which shall include costs and expenses relating to due diligence of and bidding on investment opportunities and attendance at investor meetings by one or more representatives of the Manager), (iii) any travel and accommodation expenses incurred in accordance with the Manager’s travel policy in effect from time to time, (iv) all fees and expenses due to any legal, financial, accounting, consulting, or other advisors, (v) all fees, costs and expenses of lenders, investments banks and other financing sources in connection with arranging financing for a proposed investment that is not ultimately made, (vi) risk management expenses, and (vii) any fee, deposit or down payments of cash or other property that are paid or forfeited in connection with a proposed investment that is not ultimately made and travel costs associated with monitoring of Fund investments incurred in accordance with the Manager’s travel policy in effect from time to time;

(b)

legal, accounting, tax, consulting, depositary, valuation and other expenses relating to the administration and operation (including investment operations) of the Fund, including the cost of any third-party or affiliated administrators, advisers (including, for example, lawyers, accountants, consultants, experts and specialists), transfer agents, depositaries, information management systems (whether maintained at the Manager or not) and data or other service providers and/or vendors, which costs may include an allocable share of the salaries and overhead of employees of affiliates of the Manager or its affiliates who provide these services to the Fund;

(c)	audit and certification fees and expenses and the costs of printing and distributing related reports;

(d)

principal, interest and other expenses associated with any borrowings or other financing by the Fund (including costs and expenses of lenders, investment banks and other financing sources in connection with the arranging of such borrowings and any related expenses or professional fees incurred in connection with any procedure reports for lenders and any indemnification obligations);

(e)	the Management Fee and Incentive Fee;

(f)	distribution and/or shareholder servicing fees;

(g)	costs relating to the Fund’s distributor;

(h)

fees and expenses of Trustees not also serving in an executive officer capacity for the Fund, the Manager and/or the Fund’s sub-adviser and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Board of Trustees or investors of the Fund that are regularly scheduled, permitted, or required to be held under the terms of the fund’s governing documents, the 1940 Act, or other applicable law;

(i)	the cost of effecting sales and repurchases of the Fund’s and other securities;

(j)

the cost associated with making the Fund’s shares available for secondary transfers through auctions conducted via Nasdaq Fund Secondaries, LLC and its registered broker dealer and alternative trading system subsidiary, NFSTX, LLC or any successor organization or any similar arrangement;

(k)

costs incurred in connection with investor reporting and preparing, printing and distributing reports and other communications, including repurchase offer correspondence or similar materials, to Shareholders and potential investors, including information technology costs related thereto;

(l)	insurance, indemnity and litigation expenses, including the cost of liability insurance and a fidelity bond for the Fund and directors and officers liability insurance and any related premiums;

(m)

the cost and expenses associated with applicable legal, tax, regulatory and statutory requirements, including compliance with any Fund-related agreements and agreements with investors and any audit by a regulatory authority;

(n)

the compensation of the Fund’s Chief Compliance Officer and the salary of any compliance personnel of the Manager and its affiliates who provide compliance-related services to the Fund, provided such salary expenses are properly allocated between the Fund and other affiliates, as applicable, and any costs associated with the monitoring, testing and revision of the Fund’s compliance policies and procedures required by Rule 38a-1 under the 1940 Act;

(o)

any and all fees and expenses associated with any third-party examinations or audits (including other similar services) of the Fund, the Manager and the Fund’s sub-adviser that are attributable to the operation of the Fund;

(p)	all taxes and any fees or other governmental charges levied against the Fund;

(q)

all custody, transfer, registration and similar expenses incurred by the Fund and all brokerage, advisory and finders’ fees and commissions and discounts incurred by the Fund in connection with the Fund’s operations, activities, investments or business;

(r)

all initial organizational and initial and ongoing offering costs, fees and expenses and the marketing of, and sale and offering of, the Fund’s shares, including legal, accounting, valuation, filing, capital raising, travel and accommodations incurred in accordance with the Manager’s travel policy in effect from time to time, and printing expenses;

(s)	all costs and expenses of reorganizing AlpInvest Seed Fund, L.P. into the Fund;

(t)	costs associated with reporting and compliance obligations under applicable federal and state securities laws, including compliance with the 1940 Act and the Sarbanes-Oxley Act of 2002;

(u)	recordkeeping, custody and transfer agency fees and expenses of the Fund;

(v)	all costs associated with any restrictions or reorganization of any of the Fund’s investments;

(w)

all expenses of computing the Fund’s net asset value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

(x)	all other expenses incurred by the Fund in connection with the operation and administration of the Fund’s business;

(y)

any expenses incurred outside of the ordinary course of business, including, without limitation, (i) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, (ii) indemnification expenses as provided for in the Fund’s organizational documents, and (iii) costs incurred in connection with holding and/or soliciting proxies for a meeting of investors of the Fund; and

(z)	such other types of expenses as may be approved from time to time by the Board of Trustees.